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                    [LETTERHEAD OF MICROSEMI APPEARS HERE]


                                                                   Exhibit 10.81

August 26, 1997

To: Dr. George Sandera

Re: Letter of Agreement

1. Consistent with our discussion regarding an agreement with Microsemi Corporation to allow you to begin receiving retirement benefits effective October 1, 1997, the following conditions apply:

     a. On September 30, 1997, you will complete your activity as Vice President, Engineering and be placed in a "retired employee status" making you eligible for benefits under the Executive Retirement Plan approved by the Board on January 1, 1994.

     b. You have tendered your resignation from the Board of Directors.

     c. On September 30, 1997, you will receive all pay and allowances due. Your FY 1997 Bonus will be pro-rated and paid according to the normal schedule of January and July 1998.

     d. According to the Retirement Plan, you are eligible to receive one lump sum payment of $44,100 on November 1, 1997, and on each anniversary thereafter for 10 payment years certain.

     e. In order for the Company to benefit from your vast professional experience, we agree that you will serve in the consulting capacity as "Special Engineering and Research Advisor to the Chairman" for a period of two years. Retainer for the first year will be $73,500, paid on a monthly basis and based upon half your normal time. The second year retainer and hours will be negotiated subject to available work. Specific assignments and hours will be directed by the Chairman.

     f. Microsemi will provide you with an office and required support to accomplish assigned projects.

     g. Micorsemi will provide supplemental Medical Insurance subject to approval by the carrier as follows:

        1. You will enroll in Part A and Part B of Medicare.

        2. Coverage for you will be secondary to Medicare payments. Coverage for your daughter will continue until she is eighteen or until your demise, at which time she will be eligible for COBRA coverage.

        3. Dental care will not be covered under this program.

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         4. Should we be unable to obtain coverage under the Group Health Plan, we agree to purchase a Medicare Supplement Plan on your behalf.

     h. Microsemi will continue to pay the premiums for the $50,000 Life Insurance Policy through Pacific Mutual.

     i. The Board has agreed to accelerate the effective date of the "not exercisable" options to the effective date of retirement and are exercisable along with any other unexercised options within one (1) year of that date.

     j. All other benefits not mentioned above will expire on September 30, 1997.

2. In exchange for the benefits extended to you be Microsemi Corporation, you agree to the following:

     a.  Repay any personal indebtedness owed to the Company.

     b. Accept full responsibility for any and all taxes that are due to any governmental unit as a result of your Consulting role, and to hold the Company harmless from any liability from the non-payment of taxes due.

     c. You shall keep the terms of this agreement and the amount of the payment absolutely confidential except to the extent disclosure is required by law. Any violation of this provision shall constitute a material breach of this Agreement by you.

     d. Acting for yourself, agents, representatives, attorneys, heirs, successors, and assigns, you hereby fully and forever release and discharge Microsemi Corporation and its subsidiaries, affiliates, joint ventures, insurers, successors, assigns and their respective officers, directors, employees, agents, attorneys, administrators, and trustees, from any and all claims, liabilities, rights, debts, obligations, demands, causes of action, contracts, promissory notes, charges of discrimination, and defenses of every kind and nature, known or unknown, that you have held, now hold, or may hereafter hold, jointly or individually, including but not limited to those relating to your employment with Microsemi Corporation, your retirement, or that may arise under Title VII of the Civil Rights Act of 1962, the Age Discrimination in Employment Act, or the California Fair Employment and Housing Act.

     e. You agree that you will not at any time, either directly or indirectly use or divulge, disclose or communicate to any person, firm, or Corporation, in any manner whatsoever, Confidential information of any kind, nature or description concerning any matters affecting or relating to the business of Microsemi Corporation, including without limiting the generality of the foregoing, the names, buying habits, or practices of any of its customers, its marketing methods and related data, the names of any of its vendors or suppliers, cost of materials, the prices its obtains or has obtained or at which it sells or has sold it's products or services, manufacturing and sales costs, lists or other written records used in Microsemi's business, or any other Confidential information of, about, or concerning the business of Microsemi Corporation, it's manner of operation, processes, procedures, "know-how", or other Confidential data of any kind, nature or description, the parties hereto stipulating that as between them, the same are important material and Confidential trade secrets and affect the successful conduct of Microsemi Corporation's business, and its goodwill, and that any breach of any term of this paragraph is a breach of this Agreement.

                    [LETTERHEAD OF MICROSEMI APPEARS HERE]


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                    [LETTERHEAD OF MICROSEMI APPEARS HERE]


         f. You acknowledge that you have read and understand every word of this Agreement; that you are of sound mind and not acting under any disability or undue influence; that you have entered into this Agreement freely and voluntarily; that you have had full opportunity to consult legal counsel and secure independent advice and consultation concerning this Agreement and any right or liabilities that you may be relinquishing, including the discontinuance of benefits.

3. Both parties agree to waive any and all claims against the other for attorney's fees or costs, except that in the event legal action is necessary to enforce the terms of this Agreement, the prevailing party shall be entitled to recover costs and attorney fees.

4. This Agreement contains the entire Agreement of the parties, and supersedes any prior agreement, oral or written.

5. This Agreement shall be constructed under the laws of the State of California.

6. This Agreement is not effective until both parties have signed the original document.


/s/ Dr. Jiri Sandera                           9/2/1997
---------------------------------          ----------------
   (Dr. Jiri Sandera)                           (Date)

/s/ Philip Frey Jr                             9/4/97
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(Philip Frey, Jr., President)                  (Date)